malonebailey LLP
CERTIFIED PUBLIC ACCOUNTING FIRM

March 28, 2020

To the Board of Directors
Protagenic Therapeutics, Inc.
149 Fifth Avenue
Suite 500
New York, NY 10010

We are doing what we can to move your December 31, 2019 audit along. Due to developments related to COVID-19, our offices began working remotely in mid-March and this has impacted how efficiently and effectively we can work since our teams are not currently together in our office. We are doing what we can to limit the impact to your audit. However, it is inevitable there will be some delays as a result of working remotely and the availability of some of our staff that have additional personal obligations that could not have been foreseen as a result of impacts of COVID-19.

Thank you for your understanding.

MaloneBailey LLP

MaloneBailey, LLP
Houston, TX